Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-215741, 333-223446, 333-229927, 333-236805, 333-253504, and 333-263332) on Form S-8 and in the registration statement (No. 333-261953) on Form S-3 of our report dated March 1, 2023, with respect to the consolidated financial statements of AnaptysBio, Inc.

/s/ KPMG LLP
San Diego, California
March 1, 2023